Exhibit 10.3

FIDELITY NATIONAL INFORMATION SERVICES, INC.
U.S. EXECUTIVE SEVERANCE PLAN

1.Purpose. The purpose of the Fidelity National Information Services, Inc. U.S. Executive Severance Plan (the “Plan”) is to provide severance protection to certain executive officers and other key employees of the Company and its Affiliates who are expected to make substantial contributions to the success of the Company and its Affiliates and thereby provide for stability and continuity of management.

2.Term. The Plan was adopted on September 1, 2024, and shall continue until terminated in accordance with Section 24.

3.Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Benefits” means (i) the portion of the Participant’s Base Salary earned through the date of the Qualifying Termination, to the extent not yet paid; and (ii) any other unpaid expenses, reimbursements, or other amounts due pursuant to local benefit programs, policies or law, which have not been paid as of the date of the Qualifying Termination.

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company; and (ii) any entity in which the Company or any of the foregoing has a significant equity interest, in each case as determined by the Board or the Committee.

“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Participant’s termination, without regard to any reduction that would constitute Good Reason.

“Board” means the Board of Directors of the Company.

“Cause” shall mean, with respect to any Participant, the occurrence of any one of the following: (i) gross negligence or willful misconduct in the performance of, or such Participant’s abuse of alcohol or drugs rendering such Participant unable to perform, the material duties and services required for the Participant’s position with the Company; (ii) the Participant’s conviction or plea of nolo contendre for any crime involving moral turpitude or a felony; (iii) the Participant’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of the Participant at the expense of the Company or any of its Affiliates; (iv) the Participant’s material violation of the written policies of the Company (including the Company’s Code of Conduct, as in effect from time to time); (v) the Participant’s material breach of a material obligation of the Participant to the Company pursuant to the

Participant’s duties and obligations under the Company’s Bylaws; or (vi) the Participant’s material breach of a material obligation of the Participant to the Company pursuant to any award or agreement between the Participant and the Company.

“Change in Control” shall have the meaning set forth in the Fidelity National Information Services, Inc. 2022 Omnibus Incentive Plan or any successor equity plan adopted by the Company.

“Change in Control Protection Period” means the three (3) month period before, and twenty-four (24) month period after, the date of the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means Fidelity National Information Services, Inc. and any successor to its business or assets, by operation of law or otherwise.
“Competitive Business” means any firm or business that directly competes with any business unit of the Company or any of its Affiliates in which the Participant has worked during the two-year period prior to termination of his or her employment.
“Confidential Information” shall mean information or material of the Company or any of its Affiliates that is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (i) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (ii) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s services, products or software; (iii) information on or material relating to the Company, which when received is marked as “proprietary,” “private,” or “confidential”; (iv) trade secrets of the Company; (v) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (vi) any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information does not include any information that is properly published or in the public domain; provided, however, that information which is published by or with the aid of the Participant outside the scope of employment or contrary to the requirements of the Plan will not be considered to have been properly published, and therefore will not in the public domain for purposes of the Plan.

“Customer” means any business or person for which the Company or its Affiliates provided products or services during the twelve (12) months prior to the termination of Participant’s employment.

“Employee” means an employee of the Company or any of its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as
amended.

“Good Reason” means any one or more of the following: (i) a material diminution by the Company in the Participant’s current Base Salary and/or the Participant’s annual bonus potential (other than as part of an across-the-board reduction that occurs prior to a Change in Control and that results in a proportional reduction to the Participant substantially equivalent to that of other senior executives that are designated at the same level of participation as the Participant hereunder); or (ii) any requirement by the Company or its Affiliates that the Participant take any action or omit to take any action, which if taken or omitted to be taken would require the Participant to resign in order to comply with applicable law. No finding of Good Reason shall be effective unless and until the Participant has provided the Company, within sixty (60) calendar days of the date when the Participant became aware, or should have become aware, of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and that the Participant intends to terminate his or her employment for Good Reason no later than the sixtieth (60th) day following the delivery of such notice to the Company and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice. If the Company does not cure the same within such thirty (30) calendar day cure period, no finding of Good Reason shall be effective unless the Participant terminates employment within thirty (30) calendar days of the expiration of such cure period.

“Participant” means any Employee who is designated as a Participant hereof at one of the following levels and in accordance with Section 4:

(i)“CEO Participant” means the Chief Executive Officer of the Company, if designated by the Board or the Plan Administrator to participate in the Plan.

(ii)“Executive Officer Participant” means each (A) Employee (other than the Chief Executive Officer) subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officer”), and designated by the Committee, and (B) each direct report to the Chief Executive Officer of the Company who is not a Section 16 Officer and who is designated by the Chief Executive Officer of the Company to participate in the Plan.

“Performance Termination” means a termination by the Company directly related to Participant’s work performance, as determined by the Company in its sole discretion.

“Plan” means the Fidelity National Information Services, Inc. U.S. Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.

“Plan Administrator” means the Board or any duly constituted committee of members of the Board, or any person to whom the Board or such duly constituted committee has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation. Until and unless the Board determines otherwise, the Committee shall be the Plan Administrator, and may further delegate any authority or responsibility pursuant to Section 7.

“Prospective Customer” means any business or person from which the Company or any of its Affiliates actively solicited business within the twelve (12) moths prior to the termination of Participant’s employment.

“Qualifying Termination” means the termination of the Participant’s status as an Employee for one of the following reasons: (i) by the Company without Cause, (ii) prior to a Change in Control, a Performance Termination for an Executive Officer Participant, (iii) by the CEO Participant for Good Reason, or (iv) if the termination occurs during a Change in Control Protection Period, by a Participant for Good Reason; provided, however, a Participant shall not experience a Qualifying Termination if his or her employer ceases to be an Affiliate of the Company for any reason including, without limitation, due to a spin-off, asset sale or stock disposition.

“Release” means the waiver and release of claims described in Section 8 and required of the Participant prior to receipt of the Severance Benefits pursuant to in Section 5 herein, with such release to be in a form provided by the Company with customary provisions.

“Restricted Period” means the period of the Participant’s employment by the Company or its Affiliates and one (1) year following termination of such employment for any reason.

“Restricted Territory” means any country or other geographic scope in which the Company or its Affiliates conducted business in the twelve (12) months prior to the termination of the Participant’s employment in relation to which Participant had material responsibilities.

4.Eligibility. The Plan applies to any Participant who has received written notice from the Company of his or her status as a Participant, which status has not been revoked pursuant to Section 24.

5.Severance. Subject to the eligibility requirements of the Plan and compliance with all other applicable provisions of the Plan, including, without limitation, the Release and the Restrictive Covenants in Section 9, in the event of a Qualifying Termination with respect to a

Participant, Company shall pay Participant the severance pay and benefits in accordance with the terms as set forth below (collectively, the “Severance Benefits”). For the avoidance of doubt, Participants will not be eligible for any Severance Benefits under this Plan if the termination is not a Qualifying Termination. Any obligation of the Company to provide the Severance Benefits shall immediately terminate if the Participant materially breaches any obligation under his or her Release or the Restrictive Covenants.

a.Qualifying Termination during Change in Control Protection Period: If a Qualifying Termination occurs during a Change in Control Protection Period, Company shall pay Participant the Severance Benefits at such Participant’s designated level of participation, as follows: (i) a severance payment equal to two times (2x) the sum of the Participant’s Base Salary and the Participant’s target annual incentive compensation for the fiscal year in which the Qualifying Termination occurs (determined without regard to any reduction in such target following a Change in Control or, in the case of the CEO Participant, due to Good Reason) ; (ii) a pro-rated target annual incentive compensation payout for the fiscal year in which the Qualifying Termination occurs (determined without regard to any reduction in such target following a Change in Control or, in the case of the CEO Participant, due to Good Reason), but prorated to reflect the number of full months the Participant worked in the fiscal year in which the Qualifying Termination occurred; (iii) to the extent unpaid as of the Qualifying Termination, the amount of any annual incentive compensation payable to the Participant under the Company’s annual incentive plan for the fiscal year preceding the date of the Qualifying Termination, and determined based on actual performance for such fiscal year; and (iv) a lump sum cash payment equal to eighteen (18) monthly medical and dental COBRA premiums based on the level of coverage in effect for such Participant (e.g., employee only or family coverage) on the date of the Qualifying Termination. The Severance Benefits set forth in this Section shall be paid within 60 days following the Qualifying Termination, provided that the annual incentive compensation set forth in clause (iii) shall be paid to the Participant at the same time annual incentive plan payouts are paid to the Company’s actively-employed executive officers (but in any event no later than March 15th following the conclusion of the performance year).

b.Qualifying Termination outside of Change in Control Protection Period: If a Qualifying Termination other than a Performance Termination occurs outside of a Change in Control Protection Period, Company shall pay Participant the Severance Benefits at such Participant’s designated level of participation, as follows: (i) a severance payment payable in a lump sum equal to one times (1x) (or, in the case of the CEO Participant, two times (2x) the sum of the Participant’s Base Salary and the Participant’s target annual incentive compensation for the fiscal year in which the Qualifying Termination occurs (determined without regard to any reduction in such target due to Good Reason); (ii) a pro-rated annual incentive compensation plan payout for the year in which the Qualifying Termination occurs (determined without regard to any reduction in such target due to Good Reason), determined based on actual performance for the entire fiscal year in which the Qualifying Termination occurs (but not subject to any reduction as a result of the exercise of any discretion provided in the applicable annual incentive compensation plan related to individual performance goals based upon subjective or discretionary determinations, and the Company will not otherwise use any discretion provided in such plan to reduce such bonus except for determinations with respect to factors related to the Company and its businesses that are applied to all Employees receiving similar incentive opportunities) and prorated to reflect the number of full months the Participant worked in the fiscal year in which the Qualifying Termination occurs; (iii) to the extent unpaid as of the Qualifying Termination, the amount of any annual incentive compensation payable to the Participant under the Company’s annual incentive plan for the fiscal year preceding the date of the Qualifying Termination, and determined based on actual performance for such fiscal year; and (iv) a lump sum cash payment equal to twelve (12) (or, in the case of the CEO Participant, eighteen (18)) monthly medical and dental COBRA premiums based on the level of coverage in effect for such Participant (e.g., employee only or family coverage) on the date of the Qualifying Termination. The Severance Benefits set forth in this Section shall be paid within 60 days following the Qualifying Termination, provided that the annual incentive compensation set forth in clauses (ii) and (iii) shall be paid to the Participant at the same time annual incentive plan payouts are paid to the Company’s actively-employed executive officers (but in any event no later than March 15th following the conclusion of the performance year).

c.Qualifying Performance Termination: If an Executive Officer Participant’s termination is a Performance Termination, the Company shall pay such Executive Officer Participant the following Severance Benefits: (i) a severance payment equal to one-half times (.5x) such Participant’s Base Salary, (ii) a lump sum cash payment equal to six (6) monthly medical and dental COBRA premiums based on the level of coverage in effect for such Participant (e.g., employee only or family coverage) on the date of the Qualifying Termination and (iii) no later than March 15th of the year in which the date of Qualifying Termination occurs, any earned but unpaid annual bonus payments relating to the prior calendar year. The Severance Benefits set forth in this Section shall be paid within 60 days following the Qualifying Termination.

d.Other Benefits: Upon termination of a Participant’s employment with the Company and its Affiliates for any reason, all compensation and all benefits to the Participant shall terminate, provided that the Company shall pay the Participant the Accrued Benefits.

6.Impact of Section 4999 Excise Tax: Maximum After-Tax Benefit Following a Change in Control.

a.In the event that part or all of the consideration, compensation or benefits to be paid to a Participant under this Plan or any other plan, arrangement and agreement applicable to such Participant, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments that would otherwise be payable to such Participant or for such Participant’s benefit under the Plan shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, such Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute

Amount which is greater than the amount, on a net after-tax basis, that such Participant would be entitled to retain upon receipt of the Reduced Amount. For purposes of determining such net after-tax amount, all taxes as would be imposed on such Participant with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, shall be taken into account and determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to such Participant. All determinations with respect to the Parachute Amount shall be made by a nationally recognized certified public accounting firm or other firm that is retained and paid by the Company for such purpose prior to the Change in Control, which firm shall not, without such Participant’s consent, be changed following the Change in Control. Such determinations shall be binding upon the Company.

b.If the determination made pursuant to Section 6(a) results in a reduction of the payments (to the Reduced Amount) that would otherwise be paid to such Participant except for the application of Section 6(a), such payments due under this Plan shall be reduced in the order set forth in Section 6(c); provided, however, that if any payment is not considered a parachute payment, then such payment shall not be subject to reduction and shall be ignored for purposes of such reduction provision. Such determination shall be made promptly following the Change in Control and as appropriate thereafter, to permit payment in accordance with the provisions of Section 5 above.

c.If a reduced amount is to be paid pursuant to the application of Section 6(a), the reduction in the payments and benefits shall be applied in the following order:
(i)payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) above will be next reduced pro-rata. Such reductions shall be applied in a manner that complies with Section 409A of the Code.

7.Plan Administration and Interpretation. Except as specifically provided herein, the Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the sole authority in the exercise of its discretion to interpret, apply, and administer the terms of the Plan and to determine eligibility for benefits of the Plan and the amount of any benefits under the Plan, and its determination of any such matters shall be final and binding and given the maximum deference allowed by law. Severance Benefits under the Plan will be paid only if the Plan Administrator determines in its discretion that a Participant or beneficiary is entitled to them. The Plan Administrator may delegate in writing to any other person all or any portion of its authority or responsibility with respect to the Plan. The Plan Administrator or its representative shall decide any issues arising under this Plan, and the decision of the Plan Administrator shall be binding and conclusive on the Participants and the Company. Any variations from the Plan may be made only by the Plan Administrator in its sole discretion.

8.Release. The Severance Benefits to be provided under Section 5 shall be provided only if the Participant timely executes and does not timely revoke the Release, which becomes effective and irrevocable no later than sixty (60) days following the date of the Participant’s Qualifying Termination. If the Release does not become effective and irrevocable by sixty (60) days following the date of the Participant’s Qualifying Termination, the Participant will not be entitled to any payment or benefit under the Plan.

9.Restrictive Covenants. The Severance Benefits to be provided under Section 5 are subject to the Participant’s compliance with the covenants as set forth below in subsections (a) through (d).

a.Non-Competition: During Participant’s employment and during the Restricted Period, Participant shall not, directly or indirectly: (i) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, director, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company or any of its Affiliates in their principal products and services from any Customer or Prospective Customer in the Restricted Territory.

b.Non-Solicitation, No-Hire: During the Restricted Period, Participant shall not, directly or indirectly, on behalf of Participant or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an Employee during the twelve (12) months prior to any such improper, solicitation, hire or engagement.

c.Confidentiality: The Participant will not at any time (whether during or after the Participant’s employment with the Company or its Affiliates) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside of the Company (other than as necessary to perform the Participant’s employment duties with the Company or its Affiliates) any Confidential Information without prior authorization of the Company. Upon termination of the Participant’s employment for any reason, the Participant shall return any and all Confidential Information and other property of the Company or its Affiliates then in the Participant’s possession.

d.Non-Disparagement: The Participant agrees that the Participant will not make disparaging statements, in any form, about the Company or its Affiliates, officers,

directors, agents, Employees, products or services which the Participant knows, or has reason to believe, are false or misleading.
e.Other Agreements: Notwithstanding the foregoing and any other language in this Plan, this Plan does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by the Participant. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Plan.

f.Protected Rights: Nothing in this Plan prohibits any Employee from reporting possible violations of the law or regulations to any governmental agency or entity, including but not limited to, the U.S. Department of Justice, the U.S. Securities and Exchange Commission or various non-U.S. equivalent law enforcement agencies, or making other disclosures that are protected under the whistleblower provisions of any applicable law or regulation. Employees are not required to notify the Company that they have made such reports or disclosures or obtain authorization from the Company prior to making such reports or disclosures.

10.No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

11.Plan Effect. Nothing in this Plan shall be construed as giving the Participant the right to remain in the employ of, or continue to provide services to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant free from any liability or any claim under the Plan, unless otherwise expressly provided herein or in any other agreement binding on the parties. Designation of an Employee as a Participant in the Plan is not intended to confer any rights on the Participant except as set forth herein. The Plan shall constitute an “employee welfare benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. In the event the Participant is subject to an employment, severance, or change in control agreement that provides for severance benefits (“Prior Agreement”), such Prior Agreement shall govern except as otherwise expressly determined by the Plan Administrator and, in the event this Plan shall govern instead of the Prior Agreement, the amounts payable hereunder shall be paid at the same time and in the same form required under the Prior Agreement, to the extent required to comply with Section 409A of the Code.

12.Claims Procedure.

a.Filing a Claim: It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Participant (the “Claimant”) feels he or she has been improperly denied Severance Benefits, any claim for payment of Severance Benefits shall be signed, dated and submitted to the Company’s Chief Legal Officer, as set forth in Section 18.

The Plan Administrator delegates to the Chief Legal Officer the authority to evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than 90 days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Chief Legal Officer, as representative of the Plan Administrator, to process the claim, the Chief Legal Officer, as representative of the Plan Administrator, may request additional information and set deadlines for the Claimant to provide that information.

b.Notice of Initial Determination: The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.

c.Right to Appeal: If a claim for payment of Severance Benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Plan Administrator review the denial, provided that the Claimant files a written request for review with the Plan Administrator within 60 days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.

d.Review of Appeal: In deciding a Claimant’s appeal, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Plan Administrator to decide the appeal, the Plan Administrator may request additional information and set deadlines for the Claimant to provide that information. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial 60 day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed).

e.Notice of Appeal Determination: The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Plan Administrator’s decision on review shall be final and binding on all persons for all purposes. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Plan Administrator under this Section 12 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).

f.Demand for Arbitration: If the Participant subsequently wishes to submit an arbitration claim under the Plan pursuant to Section 16 hereof, the demand for arbitration must be made within ninety (90) days after the Plan Administrator’s final decision. No demand for arbitration shall be brought to recover benefits under the Plan unless and until the claims procedure rights herein provided have been exhausted and the Plan benefits requested in such claims process have been finally denied in whole or in part.

13.Offsets

a.Non-duplication of Benefits: The Company may, in its discretion and to the extent permitted under applicable law, offset against the Participant’s Severance Benefits under this Plan any other severance, termination, end of service gratuity, compensation for non-competition commitments (whether paid during the term of employment or post-termination), or similar benefits or amounts payable to the Participant by the Company or any of its Affiliates, including, but not limited to any amounts paid under any offer letter, employment agreement or other individual contractual arrangement, amounts paid pursuant to federal, state, or local workers’ notification or office closing requirements, or statutory severance benefits or payments made on account of any notice period (including but not limited to payments made in lieu of notice or for periods during which the Participant is released from further duties) as provided under any offer letter, employment agreement or other individual contractual arrangement or pursuant to the law of any country or political subdivision thereof.

b.Offsets and Property: Subject to Section 409A of the Code, the Company also may, in its discretion and to the extent permitted under applicable law, offset against the Severance Benefits under this Plan the value of unreturned property and any amounts the Participant owes to the Company or its Affiliates.

c.Overpayment: The Company may recover any overpayment of Severance Benefits made to a Participant or a Participant's estate under this Plan or, to the extent permitted by applicable law, offset any other overpayment made to the Participant against any Severance Benefits or other amount the Company owes the Participant or the Participant's estate.

14.Acceptance Deemed. By accepting the Severance Benefits under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Plan Administrator or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

15.Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of a Change in Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and/or legatees. The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

16.Resolutions of Disputes. Other than disputes arising under Section 9 hereof (which a party may enforce through legal process), any other controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Plan, including any claim by a Participant for benefits hereunder, will be solely and finally settled by means of binding arbitration in Jacksonville, Florida. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties.

In the case of a dispute subject to arbitration with respect to a termination occurring outside of the Change in Control Protection Period, the arbitrator may award reasonable attorneys’ fees and expenses to the prevailing party, including attorneys’ fees the prevailing party incurs in connection with the appeal or the enforcement of an arbitration award. Any award of attorneys’ fees and expenses to the prevailing party shall be paid within sixty (60) days following the award of such fees and costs by the arbitrator.

17.Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.

18.Notice. For the purpose of the Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Legal Officer (or, in the case of an initial request for review pursuant to Section 12 hereof, to the Plan Administrator) at the Company’s corporate headquarters address, and to the Participant at the last address of the Participant on the Company’s books and records.

19.Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Florida without regard to the conflict of law provisions thereof.

20.Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.Headings; Interpretation. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

22.Section 409A. It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code, and each payment hereunder shall be considered a separate payment. The Plan shall be construed, administered and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the date of his or her Qualifying Termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section

409A of the Code, and that would otherwise be paid or provided during the first six months following the date of termination, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the date of termination (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death). To the extent that any payment constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and is conditioned on the execution and non-revocation of a Release and the period to consider and revoke such Release spans two tax years, then the amounts conditioned upon such Release shall be payable in the later of the two tax years.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants. The tax treatment of the benefits provided under this Plan is not warranted or guaranteed to the Participants. Neither the Company, its Affiliates nor their respective directors, officers, Employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan. In the event of a Change in Control which does not constitute a transaction described in Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii), the payment schedule applicable to a Qualifying Termination outside of a Change in Control Protection Period shall apply to the extent necessary to comply with the requirements of Code Section 409A and the regulations thereunder.

23.Unfunded Plan Status. The Plan shall be unfunded and is intended to provide benefits to a select group of management and highly compensated Employees. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

24.Plan Termination and Amendment. The Board reserves the right to amend or terminate the Plan at any time, in its sole discretion, without prior notice to Participants except to the extent required by this Section 24. Any such amendment or termination shall be made by the Board or by action of a person or persons duly authorized by the Board, including the Compensation Committee. All Participants who have experienced a Qualifying Termination prior to the termination of the Plan shall receive any benefits to which they have become entitled under the Plan on or before the date the Plan terminates. Notwithstanding the foregoing, (i) an amendment or termination that eliminates any Participant or reduces benefits payable under the Plan or changes a Participant’s participation level will not be effective until one (1) year after written notice is provided to the Participants affected by such amendment or termination, (ii) an amendment, termination or change in participation level that eliminates any Participant or reduces benefits payable under the Plan will not be effective if (x) the Company has entered into a definitive agreement which, if consummated, would result in a Change in Control unless such definitive agreement terminates pursuant to its terms or (y) a Change in Control occurs during the one (1) year notice period, and (iii) an amendment or termination or change in participation level that eliminates any Participant or reduces benefits payable under the Plan will not be effective if it is adopted during a Change in Control Protection Period.

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